Certificate of Amendment of the

Restated

Certificate of Incorporation of

Vanguard Airlines, Inc.

Vanguard Airlines, Inc., a corporation organized and existing under and by virtue of the Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1. The name of the corporation is Vanguard Airlines, Inc.

2. The date on which the Restated Certificate of Incorporation of the corporation was filed with the Secretary of the State of Delaware is November 2, 1995.

3. The Board of Directors of the corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Article IV, Section (a) to add to the end thereof the following:

As of the effective time of this amendment, each five (5) issued and outstanding shares of the Corporation's Common Stock, par value $0.001 per share, shall be converted into, and shall thereafter represent for all purposes, one (1) issued and outstanding share of the same class of the Corporation's Common Stock, par value $0.001 per share, without any action on the part of the holder thereof. No fractional shares shall be issued by reason of this amendment and stockholders shall receive cash in lieu of such fractional shares.

4. Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the corporation for their approval in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, VANGUARD AIRLINES, INC. has caused this certificate to be executed, signed and acknowledged by Brian S. Gillman, its Vice President, General Counsel and Secretary, and is attested by William A. Garrett, III, its Vice President, Chief Financial Officer and Treasurer, as of the nineteenth day of May, 1999.

VANGUARD AIRLINES, INC.

Brian S. Gillman

Vice President - General Counsel and Secretary

ATTEST:

William A. Garrett, III

Vice President, Chief Financial Officer and Treasurer